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                                                                        EX. 10.2

                              TRANSITION AGREEMENT

      THIS TRANSITION AGREEMENT (this "AGREEMENT") is entered into as of _____________ __, 2002, by and between Electronics Boutique of America Inc., a Pennsylvania corporation ("SELLER") and Sports Collectibles Acquisition Corporation, a Delaware corporation ("BUYER").

      WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement, dated as of October 10, 2002 (the "ASSET PURCHASE AGREEMENT"), pursuant to which Buyer has agreed to purchase the Business (as defined in the Asset Purchase Agreement) from Seller;

      WHEREAS, the Business uses certain services provided by Seller;

      WHEREAS, as a material inducement to Buyer to execute and deliver the Asset Purchase Agreement, Seller has agreed to provide certain services to Buyer for the purpose of enabling Buyer to manage an orderly transition in its operation of the Business, as set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1.    DEFINITIONS.

            1.1 "BUSINESS" shall have the meaning set forth in the Asset Purchase Agreement.

            1.2 "TRANSITION PLAN" shall mean the operational plan attached hereto as SCHEDULE 1.2.

            1.3 "TRANSITION SERVICES" shall mean the aggregate of all services as set forth in SCHEDULE 1.3. A Transition Service shall mean any specific service set forth in SCHEDULE 1.3.

            1.4 Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

      2.    PROVISION OF SERVICES; PAYMENTS.

            2.1 As an inducement to Buyer to execute and deliver the Asset Purchase Agreement, Seller shall provide the Transition Services to Buyer pursuant to this Agreement in a manner consistent with the manner they have heretofore been provided to the Business while it was operated by Seller; PROVIDED, HOWEVER, that, with respect to day-to-day operational and administrative services for the Business, Seller shall not be required to provide any new or different services or greater level of services (as to quality or quantity) than historically provided by Seller or its agents to the Business.




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            2.2 Following execution of this Agreement, representatives of Buyer and Seller shall meet on a bi-weekly basis to monitor each of Buyer's and Seller's progress under, and compliance with, the terms of the Transition Plan.

            2.3 In consideration of Seller's willingness to provide Transition Services to Buyer, Buyer shall pay to Seller the sum of $300,000, which sum shall be due and payable upon execution of this Agreement. In the event that Seller fails to provide a Transition Service (a "SERVICE DELIVERY FAILURE"), Buyer shall notify Seller of such failure and Seller shall have ten days to cure such Service Delivery Failure. If Seller shall not have cured such Service Delivery Failure by the end of such ten day period (or such shorter period as the Buyer and Seller may agree), Buyer and Seller shall negotiate in good faith to determine the amount of any refund to which Buyer is entitled as a result of the Service Delivery Failure and, following such determination, Seller shall promptly provide such refund to Buyer. Buyer shall not be entitled to make a claim for a Service Delivery Failure if Buyer has not cooperated with Seller under this Article 2.

            2.4 Within 30 days after receipt of an invoice from Seller therefor, Buyer shall reimburse Seller for all increased costs and expenses incurred by Seller with respect to the Transition Services (as compared to historical costs and expenses incurred by Seller with respect to such services on its own behalf) during the period between the date of execution of the Asset Purchase Agreement and the Termination Date (as defined herein) for which Seller has obtained Buyer's prior written approval.

            2.5 Seller shall not be obligated to hire, retain or engage any additional personnel with respect to the provision of the Transition Services, nor shall Seller be required to purchase, lease or license any additional equipment, hardware or software in connection with the provision of the Transition Services, unless necessary for Seller to continue to provide the Transition Services as required under this Agreement, which obligation shall nevertheless be subject to the fulfillment by Buyer of its obligations with respect to any increased costs and expenses incurred by Seller in connection therewith as set forth in Section 2.4.

            2.6 Seller shall be excused from performance of its obligations under this Agreement to the extent that performance is not permitted by any circumstances reasonably beyond its control, including but not limited to, acts of God, fire, explosion, labor strikes or compliance with any law or request of a governmental authority. Notwithstanding anything to the contrary contained herein, and subject to Section 2.3, in the event that circumstances would cause Seller to be unable to render Transition Services to Buyer without adverse consequences to Seller, Seller shall be excused from rendering such Transition Services.

      3. CONFIDENTIALITY. Each of Seller and Buyer will treat and hold as confidential all information concerning the Business, the Assets, the Assumed Liabilities and information regarding the respective business operations of the parties and their Affiliates which is of a type that in accordance with the disclosing party's past practices has been treated as confidential or proprietary ("CONFIDENTIAL INFORMATION"), and refrain from using any Confidential Information except in connection with this Agreement. Each of Seller and Buyer will instruct each of its employees, agents and independent contractors to keep all Confidential Information confidential in accordance with this SECTION 3. If either party (or any of such party's employees, agents or


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independent contractors providing Transition Services) is requested or required
(by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then it will notify the other party promptly of the request or requirement so that such party may seek an appropriate protective order or waive compliance with the provisions of this
SECTION 3. If in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information in connection with any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, then it may disclose such Confidential Information in connection therewith; provided, that it will use reasonable commercial efforts to obtain, at its expense, an order or other assurance that confidential treatment will be accorded to such Confidential Information.

      4. TERMS; TERMINATION. Seller shall provide to Buyer such Transition Services as are requested by Buyer pursuant to this Agreement for a period through and including the date which is six (6) months from the Closing Date (the "TERMINATION DATE"). Following the Termination Date or earlier termination of this Agreement, Seller shall cooperate with Buyer to transfer all original records (in any format) in the possession of Seller relating to the Transition Services provided hereunder, but only to the extent such original records are divisible and transferable from such records of Seller unrelated to the Business. If such original records are not divisible and transferable from such records of Seller unrelated to the Business, Seller shall only be required to transfer a copy of such records. Upon the Termination Date or earlier termination of this Agreement, Seller shall cooperate with Buyer to transfer all information and materials regarding the Business including, without limitation, inventory of Buyer in the possession of Seller, if any, to Buyer.

      5. NO IMPLIED ASSIGNMENTS OR LICENSES. Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right other than as expressly provided for in the Transition Services or Transition Plan. This Section 5 shall have no effect on any assignment or license under the Asset Purchase Agreement.

      6. RELATIONSHIP OF PARTIES. The parties are independent contractors under this Agreement. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such party's prior written consent.

      7.    INDEMNIFICATION.

            7.1 Seller hereby agrees to defend, indemnify and hold harmless Buyer and its Affiliates and their respective officers, directors, employees and agents from and against any and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from any default or breach by Seller in the performance of its obligations under this Agreement; PROVIDED, HOWEVER, that Seller shall not be liable to Buyer for any amounts in excess of the aggregate amount payable hereunder for Transition Services (net of reimbursed costs and expenses) and for claims covered by Seller's general liability and property insurance policy.



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            7.2 Buyer hereby agrees to defend, indemnify and hold harmless
Seller and its Affiliates and their respective officers, directors, employees and agents from and against any and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from any default or breach by Buyer in the performance of its obligations under this Agreement; PROVIDED, HOWEVER, that Buyer shall not be liable to Seller for any amounts in excess of the aggregate amount payable hereunder for Transition Services (net of reimbursed costs and expenses).

            7.3 Claims for indemnification under Sections 7.1 and 7.2 shall be made pursuant to the procedures set forth in Article VII of the Asset Purchase Agreement, as is appropriate. Nothing herein shall limit the rights to indemnification, or the obligations to indemnify, of the parties under the Asset Purchase Agreement.

            7.4 Between the date hereof and the Termination Date, Seller shall continue all of its existing general liability and property policies of insurance (or comparable insurance) with respect to its distribution center or other property of Buyer in the care or custody of Seller in full force and effect and at least at such levels as are in effect on the date hereof (and not cancel any such insurance or take, or fail to take, any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Termination Date).

      8. AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived; provided, that any such amendment or waiver (a) will be binding upon Seller only if such amendment or waiver is set forth in a writing executed by Seller and (b) will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

      9. NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, delivered by express courier service, or delivered by facsimile (with receipt confirmed). Notices, demands and communications to the Parties will, unless another address is specified in writing, be sent to the address indicated below:

      To Seller:

      Electronics Boutique of America, Inc.
      931 South Matlack Street
      West Chester, PA 18382
      Attn:  General Counsel
      Facsimile No.:  (610) 696-7052



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      with a copy to (which shall not constitute notice to Seller):

            Klehr, Harrison, Harvey, Branzburg & Ellers LLP
            260 South Broad Street
            Philadelphia, PA 19102
            Attn:  Leonard M. Klehr, Esq.
            Facsimile No.:  (215) 568-6603

       To Buyer:

            Sports Collectibles Acquisition Corporation
            760 Conshohocken Road
            Gladwyn, PA 19035
            Attn:  Mr. James Kim
            Facsimile No.:    (610) 430-8277

      with a copy to (which shall not constitute notice to Buyer):

      Kurtz & Revness, P.C.
      Three Glenhardie Corporate Center
      1265 Drummers Lane, Suite 201
      Wayne, PA  19087
      Attention:  Stuart B. Kurtz, Esquire
      Facsimile No.:    (610) 688-2912

or to such other address as the party to whom notice is to be given may have previously furnished to the others in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt. Notice by counsel for a party shall constitute notice by such party.

      10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party hereto. Any such assignment made without prior written consent shall be null and void. Notwithstanding the foregoing, Buyer shall have the right to assign its rights, interests and obligations to any Affiliate of Buyer.

      11. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

      12. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.



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      13. CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

      14. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way. In the event of any inconsistency between the terms of this Agreement and the Asset Purchase Agreement, the terms of this Agreement shall control.

      15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

      16. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even if under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

      17. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT AND THE ASSET PURCHASE AGREEMENT (EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.



                 [Remainder of Page Intentionally Left Blank]


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      IN WITNESS WHEREOF, the parties hereto have caused this Transition
Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                              ELECTRONICS BOUTIQUE OF AMERICA INC.


                              By:    ____________________________
                                     Name:
                                     Title:

                              SPORTS COLLECTIBLES ACQUISITION
                              CORPORATION


                              By:    ____________________________
                                       Name:
                                       Title:


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                                  SCHEDULE 1.2

                                 TRANSITION PLAN

      The Transition Plan shall be prepared in accordance with Section 8.6 of the Asset Purchase Agreement and affixed as Schedule 1.2 to the Transition Agreement upon Closing.

                                  SCHEDULE 1.3

                               TRANSITION SERVICES

      A List of the Transition Services shall be prepared in accordance with
Section 8.6 of the Asset Purchase Agreement and affixed as Schedule 1.3 to the Transition Agreement upon Closing.